Exhibit 99.1

THE TILE SHOP REPORTS THIRD Quarter 2022 RESULTS

MINNEAPOLIS – November 3, 2022 – Tile Shop Holdings, Inc. (Nasdaq: TTSH) (the “Company”), a specialty retailer of natural stone and man-made tiles, today announced results for its third quarter ended September 30, 2022.

Quarter Summary

Net Sales Increased 5.3%

Comparable Store Sales Increased 5.3%

Gross Margin of 66.5%

Net income of $3.8 Million; Adjusted EBITDA of $12.2 Million

Diluted Earnings per Share of $0.08

Share Repurchase Program Completed in October; 7.8 Million Shares Repurchased

Management Commentary – Cabell Lolmaugh, CEO

“Our sales of $97.2 million represent the sixth consecutive quarterly sales record for the respective quarter. We are generating good flow through of our topline which helped drive improvements in operating income and increase our return on capital employed to 16.8%. While the macro environment remains challenging, we have a number of initiatives underway to keep us positioned for continued growth as we head into 2023.”

	Three Months Ended		Nine Months Ended
(unaudited, dollars in thousands, except per	September 30,		September 30,
share data)	2022	2021	2022	2021
Net sales	$97,154	$92,240	$307,230	$280,517
Net sales growth(1)	5.3%	13.2%	9.5%	15.2%
Comparable store sales growth(2)	5.3%	12.8%	9.5%	14.9%
Gross margin rate	66.5%	68.2%	65.9%	69.0%
Income from operations as a % of net sales	5.7%	3.4%	6.5%	6.3%
Net income	$3,823	$2,175	$14,250	$12,966
Net income per diluted share	$0.08	$0.04	$0.28	$0.25
Adjusted EBITDA	$12,223	$10,407	$40,645	$40,487
Adjusted EBITDA as a % of net sales	12.6%	11.3%	13.2%	14.4%
Number of stores open at the end of period	143	143	143	143

(1)	As compared to the prior year period.
(2)	The comparable store sales operating metric is the percentage change in sales of comparable stores period over period. A store is considered comparable on the first day of the 13th full month of operation. When a store is relocated, it is excluded from the comparable store sales calculation. Comparable store sales includes total charges to customers less any actual returns. The Company includes the change in allowance for anticipated sales returns applicable to comparable stores in the comparable store sales calculation.

THIRD QUARTER 2022

Net Sales

Net sales for the third quarter of 2022 increased $4.9 million, or 5.3%, over the third quarter of 2021. Sales increased at comparable stores by 5.3% during the third quarter of 2022 compared to the third quarter of 2021, primarily due to an increase in average ticket driven by higher prices.

Gross Profit

Gross profit increased $1.7 million, or 2.6%, in the third quarter of 2022 compared to the third quarter of 2021. The gross margin rate was 66.5% and 68.2% during the third quarter of 2022 and 2021, respectively. The decrease in the gross margin rate was primarily due to an increase in the cost of our products driven by vendor cost increases and higher international freight rates, which were partially offset by an increase in our selling prices.

Selling, General and Administrative Expenses

Selling, general and administrative expenses decreased by $0.7 million, or 1.1%, from $59.8 million in the third quarter of 2021 to $59.1 million in the third quarter of 2022, due primarily to a $0.7 million asset impairment charge incurred during the third quarter of 2021 and no asset impairment charges in the third quarter of 2022. In addition, the Company recognized a $0.8 million benefit related to a lease incentive, which was mostly offset by a $0.7 million increase in pay and benefits expenses during the third quarter of 2022.

Inventory

Inventory increased by $11.5 million from $110.0 million at the end of the second quarter of 2022 to $121.5 million at the end of the third quarter of 2022. The higher inventory level is attributable to an increase in the cost of the products purchased from our suppliers as well as steps taken to accelerate certain purchases ahead of expected price increases by our suppliers.

Capital Structure and Liquidity

As of September 30, 2022, our cash balance was $12.4 million and our debt balance was $30.4 million. The increase in our debt level during the quarter from $5.0 million at the end of the second quarter 2022 was primarily related to $15.5 million of share repurchases and an $11.5 million increase in inventory.

On September 30, 2022, the Company and its operating subsidiary, The Tile Shop LLC, and certain subsidiaries of each entered into a Credit Agreement with JPMorgan Chase Bank, N.A. and the lenders party thereto, including Fifth Third Bank (the “Credit Agreement”).  The Credit Agreement provides the Company with a senior credit facility consisting of a $75.0 million revolving line of credit through September 30, 2027.  Borrowings outstanding as of September 30, 2022 were SOFR-based interest rate loans.  The SOFR-based interest rate was 4.54% on September 30, 2022.

Share Repurchase Plan

On August 15, 2022, the Board of Directors approved a $30.0 million share repurchase plan. As of September 30, 2022, the Company had repurchased 4.1 million shares under this plan for $15.5 million, inclusive of brokerage commissions, or an average price of $3.80 per share. Subsequent to the end of the quarter, the Company completed the share repurchase program. In total, 7.8 million shares were repurchased for $30.2 million, inclusive of brokerage commissions, or an average price of $3.87 per share.

NON-GAAP INFORMATION

Adjusted EBITDA

Adjusted EBITDA for the third quarter of 2022 was $12.2 million compared with $10.4 million for the third quarter of 2021. See the table below for a reconciliation of GAAP net income to Adjusted EBITDA.

	Three Months Ended
($ in thousands, unaudited)	September 30,
	2022	% of net sales (1)	2021	% of net sales
GAAP net income	$3,823	3.9%	$2,175	2.4%
Interest expense	319	0.3	204	0.2
Provision for income taxes	1,361	1.4	779	0.8
Depreciation and amortization	6,157	6.3	6,689	7.3
Stock-based compensation	563	0.6	560	0.6
Adjusted EBITDA	$12,223	12.6%	$10,407	11.3%

	Nine Months Ended
($ in thousands, unaudited)	September 30,
	2022	% of net sales	2021	% of net sales (1)
GAAP net income	$14,250	4.6%	$12,966	4.6%
Interest expense	786	0.3	517	0.2
Provision for income taxes	4,981	1.6	4,197	1.5
Depreciation and amortization	19,011	6.2	20,948	7.5
Stock-based compensation	1,617	0.5	1,859	0.7
Adjusted EBITDA	$40,645	13.2%	$40,487	14.4%

(1) Amounts do not foot due to rounding.

Pretax Return on Capital Employed

Pretax Return on Capital Employed was 16.8% for the trailing twelve months as of the end of the third quarter in 2022 compared to 13.9% for the trailing twelve months as of the end of the third quarter in 2021. See the Pretax Return on Capital Employed calculation in the table below.

($ in thousands, unaudited)	September 30,
	2022(1)	2021(1)
Income from Operations (trailing twelve months)	$22,947	$20,355

Total Assets	347,454	353,491
Less: Accounts payable	(30,597)	(16,909)
Less: Income tax payable	(915)	(222)
Less: Other accrued liabilities	(41,534)	(40,322)
Less: Lease liability	(132,660)	(144,787)
Less: Other long-term liabilities	(4,756)	(4,511)
Capital Employed	$136,992	$146,740

Pretax Return on Capital Employed	16.8%	13.9%

(1) Income statement accounts represent the activity for the trailing twelve months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balance for the four quarters ended as of each of the balance sheet dates.

Non-GAAP Financial Measures

The Company calculates Adjusted EBITDA by taking net income calculated in accordance with GAAP, and adjusting for interest expense, income taxes, depreciation and amortization, and stock-based compensation expense. Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net sales. The Company calculates Pretax Return on Capital Employed by taking income (loss) from operations divided by capital employed. Capital employed equals total assets less accounts payable, income taxes payable, other accrued liabilities, lease liability and other long-term liabilities. Other companies may calculate both Adjusted EBITDA and Pretax Return on Capital Employed differently, limiting the usefulness of these measures for comparative purposes.

The Company believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. Company management uses these non-GAAP measures to compare Company performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, for budgeting and planning purposes and for assessing the effectiveness of capital allocation over time. These measures are used in monthly financial reports prepared for management and the Board of Directors. The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other specialty retailers, many of which present similar non-GAAP financial measures to investors.

Company management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in the Company’s consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results. The Company urges investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate the business.

WEBCAST AND CONFERENCE CALL

As announced on October 27, 2022, the Company will host a conference call via webcast for investors and other interested parties beginning at 9:00 a.m. Eastern Time on Thursday, November 3, 2022. The call will be hosted by Cabell Lolmaugh, CEO, Karla Lunan, CFO, and Mark Davis, Vice President of Investor Relations and Chief Accounting Officer.

To participate in the live call, please pre-register here. All registrants will receive dial-in information and a unique PIN. A webcast of the call can be accessed by visiting the Company’s Investor Relations page at www.tileshop.com. A webcast replay of the call will be available on the Company’s Investor Relations page at www.tileshop.com.

The Company intends to use its website, investors.tileshop.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the Company’s website under the heading News and Events. Accordingly, investors should monitor such portions of the Company’s website, in addition to following its press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

Contact:

Investors and Media:

Mark Davis

investorrelations@tileshop.com

ABOUT THE TILE SHOP

Tile Shop Holdings, Inc. (Nasdaq: TTSH) is a leading specialty retailer of natural stone and man-made tiles, setting and maintenance materials, and related accessories in the United States. The Tile Shop offers a wide selection of high-quality products, exclusive designs, knowledgeable staff and exceptional customer service in an extensive showroom environment. The Tile Shop currently operates 143 stores in 31 states and the District of Columbia.

The Tile Shop is a proud member of the American Society of Interior Designers (ASID), National Association of Homebuilders (NAHB), National Kitchen and Bath Association (NKBA), and the National Tile Contractors Association (NTCA). Visit www.tileshop.com. Join The Tile Shop (#thetileshop) on Facebook, Instagram, Pinterest and Twitter.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements include any statements regarding the Company’s strategic and operational plan and expected financial performance. Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time such statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements, including but not limited to unforeseen events that may affect the retail market or the performance of the Company’s stores. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances. Investors are referred to the most recent reports filed with the Securities and Exchange Commission by the Company.

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

($ in thousands, except per share data)

	(Unaudited)	(Audited)
	September 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$12,423	$9,358
Restricted cash	3,131	655
Receivables, net	4,104	3,202
Inventories	121,481	97,175
Income tax receivable	106	6,923
Other current assets, net	11,600	9,769
Total Current Assets	152,845	127,082
Property, plant and equipment, net	73,368	82,285
Right of use asset	116,103	123,101
Deferred tax assets	6,633	6,953
Long-term income tax receivable	9,060	-
Other assets	2,974	1,337
Total Assets	$360,983	$340,758

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$32,809	$30,884
Income tax payable	2,371	390
Current portion of lease liability	27,826	28,190
Other accrued liabilities	40,121	38,249
Total Current Liabilities	103,127	97,713
Long-term debt, net	30,400	5,000
Long-term lease liability, net	101,571	110,261
Other long-term liabilities	4,150	5,560
Total Liabilities	239,248	218,534

Stockholders’ Equity:
Common stock, par value $0.0001; authorized: 100,000,000 shares; issued and outstanding: 48,084,360 and 51,963,377 shares, respectively	5	5
Preferred stock, par value $0.0001; authorized: 10,000,000 shares; issued and outstanding: 0 shares	-	-
Additional paid-in capital	127,813	126,920
Accumulated deficit	(6,008)	(4,713)
Accumulated other comprehensive (loss) income	(75)	12
Total Stockholders' Equity	121,735	122,224
Total Liabilities and Stockholders' Equity	$360,983	$340,758

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

($ in thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net sales	$97,154	$92,240	$307,230	$280,517
Cost of sales	32,542	29,291	104,754	86,957
Gross profit	64,612	62,949	202,476	193,560
Selling, general and administrative expenses	59,109	59,791	182,459	175,880
Income from operations	5,503	3,158	20,017	17,680
Interest expense	(319)	(204)	(786)	(517)
Income before income taxes	5,184	2,954	19,231	17,163
Provision for income taxes	(1,361)	(779)	(4,981)	(4,197)
Net income	$3,823	$2,175	$14,250	$12,966

Income per common share:
Basic	$0.08	$0.04	$0.28	$0.26
Diluted	$0.08	$0.04	$0.28	$0.25

Weighted average shares outstanding:
Basic	50,423,923	50,545,761	50,674,870	50,305,455
Diluted	50,717,426	51,384,034	51,080,404	51,069,853

Tile Shop Holdings, Inc. and Subsidiaries

Rate Analysis

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Gross margin rate	66.5%	68.2%	65.9%	69.0%
SG&A expense rate	60.8%	64.8%	59.4%	62.7%
Income from operations margin rate	5.7%	3.4%	6.5%	6.3%
Adjusted EBITDA margin rate	12.6%	11.3%	13.2%	14.4%

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

($ in thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2022	2021
Cash Flows From Operating Activities
Net income	$14,250	$12,966
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,011	20,948
Amortization of debt issuance costs	363	227
Loss on disposals of property, plant and equipment	-	14
Impairment charges	-	720
Non-cash lease expense	19,418	18,605
Stock based compensation	1,617	1,859
Deferred income taxes	320	(836)
Changes in operating assets and liabilities:
Receivables, net	(902)	(356)
Inventories	(24,305)	(2,401)
Other current assets, net	(3,479)	1,051
Accounts payable	1,831	4,304
Income tax receivable / payable	(263)	(56)
Accrued expenses and other liabilities	(20,676)	(12,655)
Net cash provided by operating activities	7,185	44,390
Cash Flows From Investing Activities
Purchases of property, plant and equipment	(10,340)	(8,933)
Net cash used in investing activities	(10,340)	(8,933)
Cash Flows From Financing Activities
Payments of long-term debt and financing lease obligations	(45,000)	-
Advances on line of credit	70,400	-
Employee taxes paid for shares withheld	(724)	(821)
Repurchases of common stock	(15,545)	-
Debt issuance costs	(360)	-
Net cash used in financing activities	8,771	(821)
Effect of exchange rate changes on cash	(75)	11
Net change in cash, cash equivalents and restricted cash	5,541	34,647
Cash, cash equivalents and restricted cash beginning of period	10,013	10,272
Cash, cash equivalents and restricted cash end of period	$15,554	$44,919

Cash and cash equivalents	$12,423	$44,264
Restricted cash	3,131	655
Cash, cash equivalents and restricted cash end of period	$15,554	$44,919

Supplemental disclosure of cash flow information
Purchases of property, plant and equipment included in accounts payable and accrued expenses	$129	$237
Cash paid for interest	882	565
Cash paid for income taxes, net	4,922	5,088